CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1/A (Amendment No. 6) of Bullfrog Gold Corp. of our report dated March 18, 2013, on our audits of the consolidated balance sheets of Bullfrog Gold Corp. and Subsidiary (an exploration stage company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2012 and 2011,  and for the cumulative period from January 12, 2010 (inception) to December 31, 2012.  We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
April 19, 2013